MATERIAL CONTRACTS
EXHIBIT 10.0 (II)


                              AMENDED AND RESTATED
                              MANAGEMENT AGREEMENT




         This AMENDED and RESTATED MANAGEMENT AGREEMENT ("Agreement") is entered into as of this 13th day of August, 1998, by and between Scott Technologies, Inc. (formerly known as Figgie International Inc. and hereinafter called the "Company") and William J. Sickman (the "Executive").

         WHEREAS, the Executive is presently in the employ of the Company as Vice President - Corporate Relations of the Company; and

         WHEREAS, the Company desires to retain the employment of the Executive and the Executive desires to continue to serve the Company in such capacity; and

         WHEREAS, the Company and the Executive desire to set forth in a written agreement the terms and provisions of such employment and of certain severance and other payments to be made to the Executive under certain circumstances;

         NOW THEREFORE, effective as provided in Section 1 hereof, in consideration of the foregoing, the mutual covenants and agreements set forth in this Agreement and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

SECTION 1. TERM OF EMPLOYMENT AND COMPENSATION
           -----------------------------------

         This Agreement shall become effective November 1, 1998 provided that the Executive has not prior thereto given notice of his termination of employment with "Good Reason" as set forth in Section 3.4 of the Management Agreement between the Company and the Executive dated June 11, 1997 as modified by an Addendum dated August 13, 1998. If such notice is given prior to November 1, 1998, then


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this Amended and Restated Management Agreement shall be null and void. The
Company will employ the Executive in accordance with the terms and conditions set forth herein as of November 1, 1998 and extending for an initial period ending December 31, 2000 (the "initial period"), subject, however, to earlier termination as expressly provided herein. The Executive will continue to serve the Company as Vice President - Corporate Relations or in such other future capacity as he and the Company might mutually agree and will devote his full business time and best efforts to the satisfactory discharge of the responsibilities of his office, performing such other duties as might reasonably be requested by the Company's Chief Executive Officer or Board of Directors. During the initial period the Executive will be paid a base salary at an annual rate of One Hundred Forty-Eight Thousand Seven Hundred Dollars ($148,700.00) in installments which are no less frequently than monthly, together with such increases as the Compensation Committee of the Board of Directors shall from time to time approve.

         The initial period will be automatically extended for one (1) additional year at the end of the initial period, and then again after each successive year thereafter. However, either party may terminate this Agreement at the end of the initial period, or at the end of any successive one (1) year term thereafter, by giving the other party written notice of intent not to renew, delivered at least three (3) months prior to the end of such initial period or successive term.

         In the event such notice of intent not to renew is properly delivered, the term of the employment of the Executive shall then become indefinite and can be terminated by the Company without notice. Similarly, subject to the provisions of this Agreement relating to nondisclosure of confidential information and non-interference with employees, customers and suppliers, the Executive can quit, at any time thereafter, without notice to the Company.




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SECTION 2. BENEFIT PLANS
           -------------

         During his employment, the Executive shall be entitled to participate in all employee benefit plans and perquisites which are maintained or established by the Company from time to time and which cover the Company's senior executives provided he satisfies any applicable eligibility requirements therefor. The Executive acknowledges the right of the Company to amend or terminate such plans at any time in the exercise of its discretion. The Executive further acknowledges that the Company may wish to maintain insurance on his life for its benefit and agrees to submit to any physical examination which may be required in order to obtain such insurance.

SECTION 3. EXPENSES
           --------

         The Executive will be reimbursed for all reasonable expenses incurred by him in performing his duties hereunder provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

SECTION 4. EMPLOYMENT TERMINATIONS
           -----------------------

         4.1 TERMINATION DUE TO RETIREMENT OR DEATH. In the event the Executive's employment is terminated by reason of retirement or death during the term of this Agreement, the Executive's employment with the Company shall be deemed terminated as of the effective date of retirement or at the end of the month in which such death occurs and all benefits will be determined in accordance with the Company's retirement plans, survivor's benefits, insurance, Compensation Plan for Executives and other applicable programs then in effect, except that in the case of the death of the Executive the Company will pay a pro rata portion of any bonus which would have been payable to the Executive under
Section 4.7a. hereof to his spouse if then living and otherwise to the executor or administrator of his estate. In no event will the other benefits described in the remainder of Section 4.7 hereof or the Severance Pay described in Section
4.8 hereof be paid in the event of death and in no event will any of


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the Severance Benefits and Severance Pay described in Sections 4.7 and 4.8 hereof be paid in the event of retirement. In the event of retirement, the Executive shall, however, comply with the provisions of Sections 5.1 and 5.2 hereof.

         For purposes of this Section 4.1, the determination of whether a termination qualifies as a retirement will be made in accordance with the then established rules and definitions of the Company's Retirement Income Plan II which are applicable to salaried employees of the Company.

         4.2 TERMINATION DUE TO DISABILITY. In the event the Executive during the term of this Agreement becomes, in the opinion of the Company and based upon reasonable medical opinion, so disabled as to be unable to satisfactorily perform his duties hereunder, the Company will have the right upon thirty (30) days written notice to the Executive to terminate the continued active service of the Executive and the payment of compensation and benefits under this Agreement, except as provided in this Section 4.2. In such event, the Executive's benefits will be determined in accordance with the Company's disability and other applicable plans and programs then in effect, provided, however, that the Company will pay a pro rata portion of any bonus which would have been payable to the Executive under Section 4.7a. hereof. In no event will the other benefits described in the remainder of Section 4.7 hereof or the Severance Pay described in Section 4.8 hereof be paid in the event of the disability of the Executive. In the event of disability, the Executive shall, however, comply with the provisions of Sections 5.1 and 5.2 hereof.

         4.3 VOLUNTARY TERMINATION BY THE EXECUTIVE OTHER THAN FOR GOOD REASON. The Executive may terminate his employment other than for Good Reason as such term is defined in Section 4.4 hereof at any time by giving the Company written notice of intent to terminate, delivered at least sixty (60) calendar days prior to the effective date of such termination. The Company will pay the Executive his full base salary, at the rate then in effect, through the effective date of such termination, plus all other


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benefits to which the Executive has a vested right at that time (including but not limited to unused vacation time, COBRA benefits and stock option benefits). If such termination of employment is other than for Good Reason, the Executive shall not be entitled to the Severance Benefits set forth in Section 4.7 hereof or the Severance Pay set forth in Section 4.8 hereof. The Executive shall, however, comply with the provisions of Sections 5.1 and 5.2 hereof.

         4.4 VOLUNTARY TERMINATION BY THE EXECUTIVE WITH GOOD REASON. In the event that the Executive terminates his employment with Good Reason as defined below in this Section 4.4, the Executive will be entitled to receive the Severance Benefits set forth in Section 4.7 hereof and, if he qualifies therefor, the Severance Pay set forth in Section 4.8 hereof.

         For purposes of this Agreement, an Executive shall be deemed to have terminated his employment for "Good Reason" if his termination of employment occurs:

         a.       within four (4) months after a Change in Control;

         b.       within four (4) months after:

                  i. the Board of Directors of the Company shall fail to re-elect or shall remove the Executive from the office then being held by the Executive;

                  ii. the Chief Executive Officer or the Board of Directors of the Company shall make a significant negative change in the nature or scope of the authorities, powers, functions or duties of the Executive hereunder;

                  iii. the Company shall fail to pay when due any compensation due and owing to the Executive or shall make a reduction in the Executive's then current base salary or a material reduction in his benefits and such failure is not corrected within ten (10) days after notice thereof to the Company by the Executive;

                  iv. any pattern of harassment which occurs within the first twelve (12) months after


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                           the execution of this Agreement, which is done with
                           the approval of the Chief Executive Officer or the Board of Directors of the Company and which impedes the Executive in the exercise of his authorities, powers, functions or duties hereunder in the manner in which they would normally be exercised by a similar officer; or

                  v. the Board of Directors of the Company has given the Executive written notice of its intention not to renew this Agreement.

         In the event that the Executive shall terminate his employment with Good Reason, he shall provide the Company with sixty (60) days advance notice of his date of termination of employment.

         4.5 TERMINATION BY THE COMPANY OTHER THAN FOR CAUSE. The Executive acknowledges that he is, has been and will continue at all times to be an at-will employee of the Company and as such his employment has been and continues to be terminable, subject to the terms and conditions of this Agreement, by either the Executive or the Company at any time upon notice to the other as provided for herein and for any reason not prohibited by law. However, if the Company terminates the Executive's employment other than for "Cause" (as defined in Section 4.6 hereof), the Executive will be entitled to receive the Severance Benefits set forth in Section 4.7 hereof and, if he qualifies therefor, the Severance Pay set forth in Section 4.8 hereof.

         4.6 TERMINATION BY THE COMPANY FOR CAUSE. Nothing in this Agreement will be construed to prevent the Company from terminating the Executive's employment for Cause. As used herein, "Cause" will be determined by the Board of Directors of the Company in the exercise of good faith and reasonable judgment and will include (i) Executive's willful failure to perform his duties under this Agreement within a reasonable period of time after receipt of written notice from the Board of Directors of the Company setting forth in reasonable detail the duties which the Executive has failed to perform and the corrective


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actions expected of him; (ii) a breach of Executive's obligations under Section
5 below; (iii) indictment for, conviction of, or written confession to a crime against the Company or a felony; or (iv) Executive shall have been found by the Board of Directors of the Company to have been repeatedly and excessively abusing alcohol, drugs and/or any other intoxicating or controlled substance. Upon any such termination all rights, obligations and duties of the parties hereunder shall immediately cease, except Executive's obligations under Section 5 hereof.

         4.7 SEVERANCE BENEFITS. In the event that the Company shall terminate the employment of the Executive other than for "Cause" as defined in Section 4.6 hereof, or in the event the Executive terminates his employment pursuant to
Section 4.4 hereof with Good Reason, the Company will, upon the effective date of such termination and in lieu of any other severance which may otherwise be payable:

         a. Pay to the Executive in a cash lump sum a pro rata bonus under the Bonus Plan with respect to the year in which he is terminated, which Bonus shall be calculated using the formula contained in the Bonus Plan based on the actual results of the Company for such year but without any discretionary adjustment of the amounts payable to the Executive that might otherwise be permitted under the Bonus Plan. Such bonus will be paid to the Executive on the same day as bonuses under the Plan are paid to the executives of the Company who are still employed with the Company.

         b. Pay for the costs of outplacement services actually used by the Executive; provided, however, that the total fee paid for such services will be limited to an amount equal to seventeen percent (17%) of the Executive's annual base salary rate as of the effective date of termination of employment.

         c. Pay to the Executive a cash lump sum, net of taxes, equal to twelve (12) months of the monthly car allowance then applicable to the Executive. Such payment shall be paid to


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                  the Executive with thirty (30) days following his termination of employment.

         d. Cause all stock options granted to the Executive pursuant to the Company's Key Employees' Stock Option Plan (the "Option Plan"), or the grant of any right under any future stock plan, to become immediately exercisable in full and to remain fully exercisable until the earlier of the date of expiration of the option or one (1) year after his date of termination of employment.

         e. Provide to the Executive tax and/or legal consultation with respect to the benefits granted hereunder up to a maximum cost to the Company of Five Thousand Dollars ($5,000.00);

         f. Provide assistance to the Executive in obtaining the financing necessary for the Executive to exercise his stock options during the period specified in Section 4.7d. hereof; and

         g. Continue to be obligated to pay when due all other benefits to which the Executive has a vested right according to the provisions of any applicable retirement or other benefit plan or program.

         4.8 SEVERANCE PAY. If the Executive executes the Non-Competition Agreement attached hereto and delivers such executed Agreement to the Company no later than thirty (30) days after the date of this Agreement, and if the employment of the Executive is terminated by the Company other than for "Cause" as defined in Section 4.6 hereof, or by the Executive pursuant to Section 4.4 hereof with Good Reason, the Executive shall be entitled to Severance Pay as follows:

         a. At the election of the Executive, the Company shall either continue to pay to the Executive for the twenty-four (24) months following his termination of employment, his monthly base salary at the rate in effect as of the date of such termination in accordance with the Company's normal payroll practices or make a lump sum payment to the Executive of the amount due above. Any such lump sum will be payable within thirty (30)


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                  days after the date the Company receives written notice of the
                  Executive's election to receive the lump sum.

         b. In addition, the Company, throughout such twenty-four (24) month period, will continue the Executive's life insurance and health care benefits coverage on the same terms and at the same cost to the Executive as would be applicable to a similarly situated full-time employee; provided, however, that in the event the Executive begins to receive comparable life insurance and health care benefits (determined at the sole discretion of the Company) from a subsequent employer during such period, the Company may immediately terminate its life insurance and health care benefits coverage of the Executive. Coverage under the Company's health care benefits plan will be in lieu of health care continuation under the Consolidated Omnibus Budget Reconciliation Act ("COBRA") for periods such coverage is in effect under this Agreement.

         4.9 VESTING OF STOCK OPTIONS. In the event of a Change in Control the Committee under the Option Plan will cause all stock options granted to the Executive pursuant to the Option Plan to become immediately exercisable in full. Such stock options shall remain fully exercisable until their expiration.

         In the event the proceeds from a sale or disposition of any of the Affiliates which the Company owns on the date of this Agreement are used to provide a dividend to the stockholders of the Company, then immediately upon the effective date of such sale or disposition the Company will cause all stock options granted to the Executive pursuant to the Option Plan to become immediately exercisable in full and to remain fully exercisable so that the Executive shall be entitled to become a stockholder of record such that the Executive shall be entitled to receive the benefits of the dividend.

SECTION 5. COVENANTS

         5.1 DISCLOSURE OR USE OF INFORMATION. The Executive will at all times during and after the term


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of his employment by the Company keep and maintain the confidentiality of all
Confidential Information and will not at any time either directly or indirectly use such information for his own benefit or otherwise divulge, disclose or communicate such information to any person or entity in any manner whatsoever other than employees or agents of the Company or its Affiliates who have a need to know such information and then only to the extent necessary to perform their responsibilities on behalf of the Company or its Affiliates. As used herein, "Confidential Information" will mean any and all information (excluding information in the public domain) which relates to the business of the Company and its Affiliates including without limitation all patents and patent applications, copyrights applied for, issued to or owned by the Company or any of its Affiliates, inventions, trade secrets, computer programs, engineering and technical data, drawings or designs, manufacturing techniques, information concerning pricing and pricing policies, marketing techniques, suppliers, methods and manner of operations, and information relating to the identity and/or location of all past, present and prospective customers of the Company and its Affiliates.

         5.2 CO-OPERATION. During the term of this Agreement and for a period of twenty-four (24) months following its termination, the Executive will not attempt to induce any employee of the Company or an Affiliate to terminate his or her employment with the Company or an Affiliate nor will he take any action with respect to any of the suppliers or customers of the Company and its Affiliates which would have or might be likely to have an adverse effect upon the business of the Company and its Affiliates. Executive hereby agrees not to make any statement or take any action, directly or indirectly, that will disparage or discredit the Company and its Affiliates, their Officers, Directors of the Company, their employees or any of their products, or in any way damage their reputation or ability to do business or conduct their affairs. Executive agrees that subsequent to his termination of employment he will, in conjunction with a Company request, reasonably co-operate with the Company in connection with transition matters,




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disputes and litigation matters upon reasonable notice, at reasonable times, and will be paid or reimbursed for reasonable expenses incurred by the Executive relating to such matters.

         5.3 INJUNCTIVE RELIEF. In the event of a breach or threatened breach of any of the provisions of this Section 5 by the Executive, the Company will be entitled to preliminary and permanent injunctive relief, without bond or security, sufficient to enforce the provisions thereof and the Company will be entitled to pursue such other remedies at law or in equity as it deems appropriate.

SECTION 6. MISCELLANEOUS
           -------------

         6.1 SUCCESSORS. This Agreement is personal to the Executive and will not be assignable by him without the prior written consent of the Company. This Agreement may be assigned or transferred to and will be binding upon and inure to the benefit of any Successor of the Company. As used herein, the term "Successor" will include any person, firm, corporation or business entity which acquires all or substantially all of the assets or succeeds to the business of the Company.

         6.2 ENTIRE AGREEMENT. This Agreement supersedes any prior agreements or understandings, oral or written, between the Executive and the Company with respect to the subject matter hereof and constitutes the entire agreement of the parties with respect thereto.

         6.3 MODIFICATION. This Agreement will not be varied, altered, modified, canceled, changed, or in any way amended except by mutual agreement in a written instrument executed by the Company and the Executive or their legal representatives.

         6.4 TAX WITHHOLDING. The Company may withhold from any benefits payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

         6.5 GOVERNING LAW. To the extent not preempted by federal law, the provisions of this Agreement will be construed and enforced in accordance with the laws of the State of Ohio.




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         6.6 INDEMNIFICATION. The Company has obtained an opinion of Arthur
Andersen LLP that the payments and benefits under this Agreement do not exceed the maximum amount which can be paid to the Executive without incurring an excise tax under Section 4999 of the Internal Revenue Code. If the Internal Revenue Service asserts that the amounts payable to the Executive under this Agreement nonetheless give rise to an excise tax under Section 4999 of the Internal Revenue Code and the Executive co-operates with the Company in appealing the determination of the Internal Revenue Service through whatever level of administrative or judicial appeals is deemed appropriate by the Company, the Company shall indemnify the Executive for the amount of such excise tax, for any interest and penalties applicable thereto, and for any income or excise taxes payable on such indemnification. The Company shall pay all costs of challenging the determination that the excise tax applies to payments hereunder including any administrative costs, court costs, attorney fees, and accounting fees, whether incurred by the Company or incurred by the Executive.

         6.7 DEFINITIONS.
             -----------

         a. The term "Affiliate" shall mean any entity controlling, controlled by or under common control with the Company, including, but not limited to, divisions and subsidiaries of the Company.




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

         b.       The term "Change in Control" shall include:

                  i. the first purchase of shares pursuant to a tender offer or exchange (other than a tender offer or exchange by the Company) for twenty-five percent (25%) or more of the Company's common stock of any class or any securities convertible into such common stock other than any purchases prior to the date of execution of this Agreement by Richard C. Blum & Associates, L.P. and its limited partnerships and investment advisory clients;

                  ii. the receipt by the Company of a Schedule 13D or other advice after the date of execution of this Agreement indicating that a person, other than Richard C. Blum & Associates, L.P. and its limited partnerships and investment advisory clients, is the "beneficial owner" (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) of twenty-five percent (25%) or more of the Company's common stock of any class or any securities convertible in such common stock calculated as provided in paragraph (d) of said Rule 13d-3;

                  iii. the receipt by the Company of a Schedule 13D or other advice after the date of execution of this Agreement indicating that Richard C. Blum & Associates, L.P. and/or its limited partnerships and investment advisory clients, is the "beneficial owner" (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) of thirty percent (30%) or more of the Company's combined common stock including any securities convertible into such common stock calculated as provided in paragraph (d) of said Rule 13d-3;

                  iv. the date of approval by stockholders of the Company of an agreement providing for any consolidation or merger of the Company in which the Company will not be


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                           the continuing or surviving corporation or pursuant
                           to which shares of capital stock, of any class or any securities convertible into such capital stock, of the Company would be converted into cash, securities, or other property, other than a merger of the Company in which the holders of common stock of all classes of the Company immediately prior to the merger would have the same proportion of ownership of common stock of the surviving corporation immediately after the merger;

                  v. the date of the approval by stockholders of the Company of any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company;

                  vi. the adoption of any plan or proposal for the liquidation (but not a partial liquidation) or dissolution of the Company; or

                  vii. such other event as the Compensation Committee of the Board of Directors shall, in its sole and absolute discretion, deem to be a "Change in Control."

         6.8 REPLACEMENT OF EXISTING CONTRACT. If this Agreement becomes effective pursuant to Section 1 hereof, it will replace the Management Agreement dated June 11, 1997 between the Company and the Executive and the Addendum to such Agreement dated August 13, 1998.

         IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement as of the day and year first above written.

SCOTT TECHNOLOGIES, INC.

By:           /s/
         -----------------

         Glen W. Lindemann

And:          /s/
         -----------------




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         Debra L. Kackley

              /s/
         -----------------


         William J. Sickman
         ------------------







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

                            NON-COMPETITION AGREEMENT


         In consideration of the promises and covenants of Scott Technologies, Inc. (formerly known as Figgie International Inc. and hereinafter called "Scott") contained in the Amended and Restated Management Agreement between the Executive and Scott including the possible payment of twenty-four (24) months of Severance Pay to the Executive under certain circumstances, the Executive hereby agrees that the Executive will not, for a period of two (2) years after his termination of employment from Scott, directly or indirectly, for himself or for others, in any state of the United States or in any foreign country where Scott or any of its Affiliates (as defined below) is then conducting business:

             (1) engage, as an employee, partner, or sole proprietor, in any business segment of any person or entity which competes, directly or indirectly, with the product lines of Scott or its Affiliates; or

             (2) in connection with any product lines of Scott or its Affiliates, render advice, consultation, or services to or otherwise assist any other person or entity which competes, directly or indirectly, with Scott or any of its Affiliates with respect to such product lines.

For the purposes of this Agreement, the term "Affiliates" shall mean any entity controlled by or under common control with Scott during the period the Executive is employed by Scott or a division or subsidiary of Scott, including, but not limited to, Scott divisions and subsidiaries.

         In the event of a breach or threatened breach of any of the provisions of this Agreement by the Executive, Scott will be entitled to preliminary and permanent injunctive relief, without bond or security, sufficient to enforce the provisions hereof and Scott will be entitled to pursue such other remedies at law or in equity as it deems appropriate.

         The Executive understands that the foregoing restrictions may limit his ability to engage in certain business pursuits during the period provided for above, but acknowledges that he will receive sufficiently higher Severance Pay from Scott than he would otherwise receive to justify such restriction. The Executive acknowledges that he understands the effect of the provisions of this Agreement, that he has


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

had reasonable time to consider the effect of these provisions, and that he was encouraged to and had an opportunity to consult an attorney with respect to these provisions. Scott and the Executive consider the restrictions contained in this Agreement to be reasonable and necessary. Nevertheless, if any aspect of these restrictions is found to be unreasonable or otherwise unenforceable by a Court of competent jurisdiction, the parties intend for such restrictions to be modified by such Court so as to be reasonable and enforceable and, as so modified by the Court, to be fully enforced.


         IN WITNESS WHEREOF, the Executive has executed this Agreement as of this 13th day of August, 1998.


           /s/
-----------------------------
      William J. Sickman









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